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                             Ater Wynne LLP
                       222 SW Columbia, Suite 1800
                         Portland, Oregon 97201
                           Phone: 503-226-1191
                            Fax: 503-226-0079

EXHIBIT 5.1

                                November 15, 2000


Board of Directors
AVI BioPharma, Inc.
One S.W. Columbia Street, Suite 1105
Portland, Oregon 97258


Gentlemen:

       In connection with the registration of 1,866,667 shares of common stock, no par value (the "Common Stock"), of AVI BioPharma, Inc., an Oregon corporation (the "Company"), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on November 15, 2000, and the proposed offer and sale of the Common Stock pursuant to the terms of the Company's 1992 Stock Incentive Plan (the "1992 Plan"), we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

       Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock to be offered pursuant to the 1992 Plan, when such shares have been delivered against payment therefor as contemplated by the 1992 Plan, will be validly issued, fully paid and nonassessable.

       We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement.


                      Very truly yours,


                      /s/ Ater Wynne LLP

                      ATER WYNNE LLP